Room 4561
								November 18, 2005

Mr. James P. Dore
Chief Financial Officer
Bitstream Inc.
245 First Street, 17th Floor
Cambridge, MA 02142

Re:	Bitstream Inc.
Form 10-K for Fiscal Year Ended December 31, 2004
Forms 10-Q for Fiscal Quarters Ended March 31 and June 30 and
September 30, 2005
Forms 8-K filed on May 9, August 9 and November 7, 2005
		File No. 000-21541

Dear Mr. Dore:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,



      Brad Skinner
      Accounting Branch Chief
Mr. James P. Dore
Bitstream Inc.
October 3, 2005
Page 1